Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CFNB ANNOUNCES 14% INCREASE IN FOURTH QUARTER EARNINGS

IRVINE, CALIFORNIA, August 4, 2005 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced that for the fourth quarter ended June 30, 2005, net earnings of $2.6 million increased 14% from net earnings of $2.3 million for the fourth quarter of fiscal 2004. Diluted earnings per share for the fourth quarter of 2005 increased 15% to $0.23 per share, compared to $0.20 per share for the fourth quarter of the prior year. For the fiscal year ended June 30, 2005, net earnings of $8.2 million were down 17% from $9.8 million reported for fiscal 2004. Diluted earnings per share of $.72 for the fiscal year ended June 30, 2005 were down 18% from $0.88 per share reported for the prior year.

For the fourth quarter ended June 30, 2005, total direct finance and interest income increased 22% to $5.7 million, compared to $4.7 million for the fourth quarter of fiscal 2004. This increase is primarily due to higher direct finance income resulting from an over 21% increase in the average investment in capital leases held in the Company's portfolio, along with higher rates earned on investments, despite lower cash and short-term investment balances. This increase was offset partially by increased interest expense on deposits arising from higher average balances and interest rates, and an increase in the provision for lease losses. Consequently, net direct finance and interest income increased only 12% to $5.1 million, compared to $4.6 million for the fourth quarter of fiscal 2004. During the fourth quarter ended June 30, 2005, other income of $4.1 million, up 3% from $3.9 million reported for the fourth quarter of the prior year, included the recognition of a $1.3 million gain on sale of leased property related to a lease in bankruptcy. While the sale proceeds were received during fiscal 2004, the recognition of the gain had to be deferred until certain bankruptcy issues were resolved. The foregoing factors resulted in gross profit of $9.2 million for the fourth quarter of fiscal 2005, an increase of 8% from $8.5 million reported for the quarter ended June 30, 2004.

For the fiscal year ended June 30, 2005, total direct finance and interest income increased 6% to $20.5 million, compared to $19.3 million in fiscal 2004, again reflecting increased income from the growth in the portfolio and higher interest income earned on cash and investments, offset by slightly lower rates earned on the investment in capital leases. The lower growth in net direct finance and interest income after provision for lease losses of 2% to $19.1 million reflected the impact of higher interest expense related to growth in deposits and a higher provision for lease losses. The higher provision largely relates to the 20% growth in the aggregate lease portfolio. For the full fiscal year, other income of $14.0 million decreased 15% from $16.5 million reported for fiscal 2004. The decrease largely related to lower income from lease extensions and sales of leased property, as the portfolio of leases reaching the end of term during the year was smaller than the prior year. As a result of the foregoing, gross profit for the year decreased 5% to $33.1 million compared to $35.2 million for the year ended June 30, 2004.

For the fourth quarter, CalFirst Bancorp's selling, general and administrative ("S,G&A") expenses of $5.0 million were up 4% from $4.8 million for the fourth quarter of fiscal 2004. S,G&A expenses for the year also increased by 4%, to $20.0 million from $19.3 million during the prior year. The increase in S,G&A expenses for the year is due to higher administrative costs required to manage the growth in the portfolio as well as higher costs related to the development of the organization.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, "The results during the last half of fiscal 2005 are beginning to reflect the benefit from our expansion programs. New lease transactions booked during the fourth quarter were $35.8 million, about 22% greater than the fourth quarter of the prior year. For the year ended June 30, 2005, new lease bookings of $161.5 million are 28% greater than the prior year. As a result, the net investment in capital leases of $187.8 million at June 30, 2005 is up 22% from $153.9 million at June 30, 2004, and contributed to the growth in direct finance income during the fourth quarter. The volume of new leases originated during the fourth quarter is down slightly from the fourth quarter of fiscal 2004, but for the full year, new lease originations of $175.9 million are very comparable to originations during fiscal 2004. Our backlog of approved but un-booked leases at June 30, 2005 is about 3% below the level of a year ago, notwithstanding the significant increase in leases booked. Looking forward to fiscal 2006, we should see continued growth in our direct finance income from the larger investment in capital leases, which should be sustained with the completion and booking of current lease commitments. Higher interest rates should also contribute to higher direct finance and interest income. Growth in other income will continue to be impacted during the first part of fiscal 2006 by a lower volume of leases reaching the end of term, but should pick up in later quarters. We will continue to focus resources on the development and expansion of the sales organization with the objective of achieving higher lease originations in fiscal 2006."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances computer networks and other high technology assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and will lease capital assets to businesses and organizations and provide business loans to fund the purchase of assets leased by third parties.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2004 Annual Report on Form 10-K and the 2005 quarterly reports on Form 10-Q.

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CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statement of Earnings
(000's except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2005	2004	2005	2004

Direct finance income	$ 5,401	$ 4,560	$ 19,501	$ 18,682
Interest income on investments	$ 315	$ 144	$ 1,009	$ 578
Total direct finance and interest income	$ 5,716	$ 4,704	$ 20,510	$ 19,260

Interest expense on deposits	$ 404	$ 132	$ 1,054	$ 430
Provision for lease losses	$ 207	$ -	$ 359	$ 164
Net direct finance and interest income after provision for lease losses	$ 5,105	$ 4,572	$ 19,097	$ 18,666
Other income
Operating and sales-type lease income	$ 808	$ 1,783	$ 3,975	$ 5,985
Gain on sale of leases and leased property	$ 3,058	$ 1,989	$ 8,961	$ 9,625
Other fee income	$ 188	$ 156	$ 1,091	$ 930
Total other income	$ 4,054	$ 3,928	$ 14,027	$ 16,540

Gross Profit	$ 9,159	$ 8,500	$ 33,124	$ 35,206

Selling, general and administrative expenses	$ 4,991	$ 4,783	$ 20,044	$ 19,257

Earnings before income taxes	$ 4,168	$ 3,717	$ 13,080	$ 15,949

Income taxes	$ 1,563	$ 1,431	$ 4,905	$ 6,140

Net earnings	$ 2,605	$ 2,286	$ 8,175	$ 9,809

Basic earnings per share	$ 0.23	$ 0.21	$ 0.74	$ 0.89
Diluted earnings per share	$ 0.23	$ 0.20	$ 0.72	$ 0.88

Weighted average common shares outstanding	11,096	11,038	11,073	10,976
Diluted number of common shares outstanding	11,356	11,282	11,340	11,190

Dividends declared per common share outstanding	$ 0.10	$ 0.10	$ 2.30	$ 0.40

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	June 30 , 2005	June 30, 2004

ASSETS
Cash and short term investments	$ 43,321	$ 64,872
Marketable securities	1,484	3,957
Net receivables	1,636	1,464
Property for transactions in process	34,052	30,480
Net investment in capital leases	187,802	153,902
Other assets	2,119	2,329
Discounted lease rentals assigned to lenders	7,711	17,541
	$278,125	$274,545
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 4,233	$ 1,624
Income taxes payable, including deferred taxes	15,834	17,567
Deposits	54,098	24,600
Other liabilities	9,313	9,364
Non-recourse debt	7,711	17,541
Total liabilities	91,189	70,696
Stockholders' Equity	186,936	203,849
	$278,125	$274,545